Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
BRIGHAM EXPLORATION APPROVES SHAREHOLDER RIGHTS PLAN
Austin, TX — December 10, 2008 — Brigham Exploration Company (“Brigham” or the “Company”) (NASDAQ: BEXP) today announced that its Board of Directors approved the adoption of a Stockholder Rights Plan (the “Plan”) under which all stockholders of record as of the close of business on December 22, 2008 will receive rights to purchase shares of a new series of preferred stock (the “Rights”).
The Plan is designed to enable stockholders of Brigham to realize maximum value for their shares of the Company by giving the Board the time to properly evaluate various alternatives and preserve the Board’s bargaining power and flexibility to deal with third party inquiries.
“The adoption of this Plan is in response to the significant differential between a reasonable valuation of our high quality assets and the current trading levels of our stock,” said Bud Brigham, CEO, President and Chairman. “The adoption of this Plan is not in response to a specific takeover threat. In light of the unprecedented turmoil in our nation’s financial markets affecting our sector in particular, the Board of Directors determined that the Plan is necessary to protect shareholder value.”
The Rights will trade with Brigham’s common stock and no separate Rights certificates will be issued, unless and until they become exercisable. The Rights will be exercisable only if a person or group (unless otherwise excluded) acquires beneficial ownership of 15 percent or more of Brigham’s common stock, including through derivatives, or announces a tender or exchange offer for 15 percent or more of Brigham’s common stock. Prior to such time as the Rights are exercisable, the Rights can be redeemed by the Company, at its option, in response to a proposed acquisition which it deems to be in the best interests of its stockholders. The Rights will expire and will no longer be exercisable on and after December10, 2009.
About Brigham Exploration
Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Contact:	Rob Roosa, Finance Manager (512) 427-3300